UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007

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NATIONAL HEALTH REALTY, INC.

(Exact name of registrant as specified in its charter)

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Maryland	001-13487	52-2059888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Vine Street,

Murfreesboro, Tennessee 37130

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 890-2020

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2006, National Health Realty Inc. (the “Company”) sent a letter to W. Andrew Adams at AdamsMark, L.P. confirming its willingness to sell a portion of its shares of common stock of National Health Investors, Inc. (“NHI”) to NHI in exchange for a secured promissory note (the “Note”).  The agreement is conditioned upon AdamsMark, L.P. and Mr. Adams successfully completing their proposed transaction with NHI.

The Company currently owns approximately 225,000 shares of common stock of NHI.  According to a Schedule 13D filed by Mr. Adams, AdamsMark, L.P. and others on January 10, 2007, the proposed transaction contemplates the Company selling 150,000 of its shares of common stock of NHI to the surviving entity in a merger for $33.00 per share, payable by delivery of a secured promissory note.  Thus, based on the Schedule 13D, the total purchase price for the stock would be approximately $4.95 million.

Mr. Adams serves as a non-employee Chairman of the Board of the Company.  Mr. Adams served as President of the Company until November 1, 2004.  He additionally serves as President and Chairman of the Board of NHI and, through his wholly owned business, Management Advisory Source, LLC, acts as the investment advisor for NHI.  Mr. Adams is the sole general partner of AdamsMark, L.P

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits.

Number

Exhibit

10.1

Letter Agreement dated December 14, 2006, between National Health Realty, Inc. and AdamsMark, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL HEALTH REALTY, INC.

  By:   /s/ Robert G. Adams

  Name:   Robert G. Adams

  Title:   President

Date: January 16, 2007